Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
FIRST QUARTER 2011 RESULTS

•	First Quarter net loss of $0.5 Million
•	Book Value per Class A Common Share of $0.81
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Monday, May 16, 2011, at 10:00 AM ET

VERO BEACH, Fla. (May 13, 2011) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended March 31, 2011.  The Company reported a net loss of $0.5 million for the three month period ended March 31, 2011, compared with a net loss of $1.0 million for the three month period ended March 31, 2010.

Details of First Quarter 2011 Results of Operations

The Company's first quarter net loss of $0.5 million included net interest income of $1.3 million, gains on trading securities of $0.2 million (which includes non-cash portfolio mark to market gains, net of realized losses on securities sold and gains on funding hedges), audit, legal and other professional fees of $0.9 million, compensation and related benefits of $0.5 million, and other operating, general and administrative expenses of $0.5 million. During the first quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $14.3 million, resulting in realized losses of $0.02 million (based on security prices from December 31, 2010).  The remaining net gain on trading securities was due to fair value adjustments for the period.

Highlights of the MBS Portfolio

As of March 31, 2011, Bimini Capital’s MBS portfolio consisted of $117.0 million of agency or government MBS at fair value, all of which were classified as trading.  This portfolio had a weighted average coupon of 3.70% and a net weighted average repurchase agreement borrowing cost of 0.33%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of March 31, 2011 and December 31, 2010:

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BMNM Announces First Quarter 2011 Results

May 13, 2011

(in thousands)

				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
March 31, 2011
Adjustable Rate MBS	$62,597	53.5%	2.48%	276	1-Jan-41	4.13	10.19%	2.00%
Fixed Rate MBS	34,440	29.4%	4.83%	177	1-Apr-36	NA	NA	NA
Hybrid Adjustable Rate MBS	2,472	2.1%	5.17%	292	1-Aug-35	15.03	10.17%	2.00%
Total Mortgage-backed Pass-through	99,509	85.0%	3.36%	242	1-Jan-41	4.55	10.19%	2.00%
Structured MBS	17,525	15.0%	5.64%	265	16-Nov-39	NA	NA	NA
Total Mortgage Assets	$117,034	100.0%	3.70%	246	1-Jan-41	4.55	NA	2.00%
December 31, 2010
Adjustable Rate MBS	$64,458	47.7%	2.83%	279	1-Jan-41	2.72	10.19%	2.00%
Fixed Rate MBS	50,013	37.0%	4.90%	178	1-Apr-36	NA	NA	NA
Hybrid Adjustable Rate MBS	2,783	2.1%	5.18%	295	1-Aug-35	18.03	10.18%	2.00%
Total Mortgage-backed Pass-through	117,254	86.8%	3.77%	236	1-Jan-41	3.35	10.19%	2.00%
Structured MBS	17,879	13.2%	5.83%	272	16-Nov-39	NA	NA	NA
Total Mortgage Assets	$135,133	100.0%	4.04%	241	1-Jan-41	3.35	NA	2.00%

(in thousands)

	March 31, 2011		December 31, 2010
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$87,418	74.69%	$103,568	76.64%
Freddie Mac	24,521	20.95%	25,710	19.03%
Ginnie Mae	5,095	4.35%	5,855	4.33%
Total Portfolio	$117,034	100.00%	$135,133	100.0%

Entire Portfolio	March 31, 2011	December 31, 2010
Weighted Average Pass Through Purchase Price	$104.3	$104.44
Weighted Average Structured Purchase Price	$5.57	$5.46
Weighted Average Pass Through Current Price	$105.12	$105.29
Weighted Average Structured Current Price	$6.35	$5.98
Effective Duration (1)	0.009	1.024

(1) Effective duration of 0.009 indicates that an interest rate increase of 1.0% would be expected to cause a 0.009% decrease in the value of the MBS in the Company’s investment portfolio at March 31, 2011.  An effective duration of 1.024 indicates that an interest rate increase of 1.0% would be expected to cause a 1.024% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2010. These figures include the structured securities in the portfolio.

BMNM Announces First Quarter 2011 Results

May 13, 2011

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of December 31, 2010, approximately 36% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) were deployed in the PT MBS portfolio.  At March 31, 2011, the allocation to the PT MBS had increased slightly to approximately 38%.

Prepayment rates on the two MBS sub-portfolios were as follows: (in CPR)

	PT	Derivative
	MBS Sub-	MBS Sub-	Total
	Portfolio	Portfolio	Portfolio
Three Months Ended,
March 31, 2011	12.0	19.1	17.2
December 31, 2010	11.7	34.5	28.3
September 30, 2010	17.2	35.0	30.6
June 30, 2010	27.8	44.9	42.1
March 31, 2010	9.2	33.3	28.8

Dividends

On April 1, 2011, the Board of Directors of Bimini Capital declared a cash dividend of $0.0325 per share of Class A Common Stock.  The first quarter dividend was paid on April 29, 2011 to holders of record on April 15, 2011.  Dividends are usually paid from REIT taxable earnings, however, the Company has both REIT tax net operating loss carryforwards and capital loss carryforwards available to offset future REIT taxable income and realized capital gains, respectively.  At this date the Company is unable to determine, after application of such carry-forwards, if any of our year 2011 declared and paid dividends will ultimately be paid from REIT taxable income, since REIT taxable income is measured for the entire year 2011.  To the extent year 2011 dividends exceed REIT taxable earnings for the year, the dividends will constitute a return of capital.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

BMNM Announces First Quarter 2011 Results

May 13, 2011

In order to maintain its qualification as a REIT, the Company is required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at March 31, 2011 was $0.81. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At March 31, 2011, the Company's consolidated stockholders' equity was $7.9 million with 9,842,099 Class A Common shares outstanding. At March 31, 2011, the Company had $5.2 million in cash and cash equivalents.

Stock Repurchase Program

On June 29, 2010, the Board of Directors of the Company approved a stock repurchase program authorizing the Company to buy up to $1.0 million of its common stock.  To date, the Company has repurchased 403,715 shares for approximately $349,344 including commissions, a weighted average purchase price of $0.87 per share.

Management Commentary

    Commenting on the Company's first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "When we last spoke it appeared the US economy was showing signs of recovery and the market was anticipating the end of the Federal Reserve’s ‘QE2’ on June 30, 2011, as originally planned.  Now that we know the growth rate of the US economy was a mere 1.8% in Q1 and the housing market is showing signs of another dip, it does not appear our troubles are fully behind us. What this means for Bimini and other MBS investors is a continuation of the steep yield curve and slow prepay environment we have experienced since late last summer.  At the moment there is no clear end to the U.S. economy’s sub-par growth, but we need to be always searching for signs of a more robust recovery.  When the economy ultimately recovers and the Federal Reserve starts to withdraw the considerable accommodation provided, market conditions may change dramatically and quickly, especially in the MBS universe.”

Mr. Cauley continued, “Bimini’s investment strategy employing two sub-portfolios continues to afford us both the opportunity to capitalize on the historically steep yield curve/slow prepay environment we are in, while still allowing us to possess securities that will perform well, when and if the economy does recover.  Yields available to us in the structured security sub-portfolio have recovered from the levels we saw in mid-2010, and are now in the mid-teens.  As mentioned, speeds have decreased from 2010 levels, and both sub-portfolios have declined by over 50% from their 2010 peeks. Our capital allocation between the structured and PT portfolios continues to heavily favor the structured portfolio, as it has since 2009.  This has allowed us to more efficiently deploy our capital since the PT sub-portfolio requires higher cash balances and thus more idle capital.  On the expense side, our outside legal costs associated with various litigation matters remained elevated during the first quarter, but over the last two quarters, we were able to bring closure to two of the more material cases.  We look forward to making additional strides to improve our net margins through revenue enhancements and/or cost reductions.”

BMNM Announces First Quarter 2011 Results

May 13, 2011

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 10:00 AM ET, Monday, May 16, 2011. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (800) 723-6751 or (785) 830-7980, confirmation code: 7012568.

The following is a summarized presentation of the unaudited balance sheets as of March 31, 2011 and December 31, 2010 and the unaudited quarterly results of operations for the calendar quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	3/31/2011	12/31/2010	% Change
ASSETS
Mortgage-backed securities	$117,034	$135,133	(13.39)%
Cash equivalents and restricted cash	6,384	6,376	0.1%
Accrued interest receivable	950	1,050	(9.52)%
Retained interests	3,117	3,928	(20.65)%
Other assets	10,264	10,504	(2.28)%
Total Assets	$137,749	$156,991	(12.26)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements, net	$94,927	$113,592	(16.43)%
Junior subordinated notes	26,804	26,804	-
Other liabilities	8,083	8,223	(1.70)%
Total Liabilities	129,814	148,619	(12.65)%
Stockholders Equity	7,935	8,372	(5.23)%
Total Liabilities and Stockholders' Equity	$137,749	$156,991	(12.26)%
Class A Common Shares outstanding	9,842,099	9,776,586
Book value per share	$0.81	$0.86

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BMNM Announces First Quarter 2011 Results

May 13, 2011

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the calendar quarter ended
	3/31/2011	12/31/2010	% Change	3/31/2010	% Change
Interest income	$1,610	$1,497	7.5%	$1,898	(15.2)%
interest expense	(87)	(88)	1.1%	(68)	(27.9)%
Net interest income, before interest on junior subordinated notes	1,523	1,409	8.1%	1,830	(16.8)%
Interest on junior subordinated debt	(250)	(468)	46.6%	(550)	54.5%
Net interest income	1,273	941	35.5%	1,280	(0.5)%
Gains (losses)	248	921	(73.1)%	(1,903)	113.0%
Net portfolio income (deficiency)	1,521	1,862	(18.4)%	(623)	344.1%
Other income/(expenses)	(82)	(382)	78.6%	1,460	(105.6)%
Expenses	(1,950)	(2,475)	(21.2)%	(1,846)	(5.7)%
Net loss	$(511)	$(995)	(48.7)%	$(1,009)	49.4%
Basic and Diluted Net Loss Per Share:
Class A Common Stock	$(0.05)	$(0.10)		$(0.12)
Class B Common Stock	(0.05)	(0.10)		(0.12)

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BMNM Announces First Quarter 2011 Results

May 13, 2011

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com

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